Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson dated September 21, 2006 of our report dated June 7, 2006 with respect to the consolidated financial statements of TCL Multimedia Technology Holdings Limited for the year ended December 31, 2005, included in Amendment No. 1 on Form 20-F/A, filed with the Securities and Exchange Commission on June 21, 2006, amending Thomson’s Annual Report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on May 12, 2006.

/s/  Ernst & Young

Ernst & Young

Hong Kong, China

September 27, 2006